Exhibit 99.2

For Additional Information:

Navarre Investor Relations

763-535-8333

ir@navarre.com

Navarre Chairman Eric Paulson Announces Intent to Retire

Industry Veteran to Step Down After Nearly 30 Years of Service to Navarre

MINNEAPOLIS, June 7, 2011 Navarre (NASDAQ: NAVR) announced today that Eric Paulson, 66, Chairman of the Board, will retire from his position as chairman and director after completing his current term. Paulson will not stand for re-election at the company’s annual meeting of shareholders in September 2011.

“Eric has been a pillar of the Navarre organization for nearly 30 years, and we are grateful for his vision, leadership and years of service as the founder of the company, former chief executive officer and chairman of the board,” said Keith Benson, board director. “We respect Eric’s desire to retire at this point in his life and enjoy some well-deserved leisure time. We wish him the best of luck in his future endeavors, and we are confident he will use his wisdom, background and entrepreneurial skills to counsel varied businesses and continue his great work in the community.”

Paulson founded Navarre in 1983, driving annual revenue growth to a high of $700 million in fiscal year 2007, which was his final year as chief executive officer. He took the company public in 1993, and during his tenure he established Navarre as a leader in the publishing, licensing and distribution of entertainment and interactive products. Prior to Navarre, Paulson worked in various management capacities at Pickwick International, and he has served the entertainment industry since 1967. From 1995 to 2001 Paulson was also Chairman of Net Radio, a subsidiary of Navarre, and oversaw its public offering in 1999.

“I’m incredibly fortunate to have led Navarre since its inception, and I am proud of the company and the great work we have done over the past 30 years and its new direction and strategy,” said Paulson. “As I look back over three decades with Navarre, I am most proud of the collaborative team culture we have at the company and the great organization that we have developed. I look forward to seeing Navarre move forward with its new strategic direction and continue to grow under current new leadership.”

Paulson has a long-standing commitment to advancing the industry Navarre serves and to community leadership. He’s been involved with the National Association of Recording Merchandisers, the Recording Industry Association of America, the National Association of Wholesalers and the National Association of Corporate Directors. He also serves or has served on the board of directors for the Minnesota Orchestra, the board of advisors to The Business Bank and the board of directors of Net Radio. The Paulson Family Foundation continues to support many local and national charities. He has received numerous awards and accolades, most notably the Presidential Award for Lifetime Achievement from the Music Industry Trade Association in 2008.

About Navarre:

Navarre(R) Corporation provides distribution, third party logistics, supply chain management and other related services for North American retailers and their suppliers. For almost 30 years, the Company has been a leading distributor for computer software, home entertainment media, consumer electronics and accessories. The Company also publishes computer software in its Encore(R) subsidiary. Navarre was founded in 1983 and is headquartered in Minneapolis, Minnesota. Additional information can be found at www.navarre.com.

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